Exhibit 99.1

ReShape Lifesciences® Reports Third Quarter Ended September 30, 2023 Financial Results and 2024 Cost Reduction Plan

Third Quarter Core Operating Expenses Reduced 37% Compared to Third Quarter of 2022

Cost Reduction Plan To Reduce Operating Expenses In 2024 by Over 40% Compared to 2023

Conference Call to be Held at 5:00 pm ET Today

IRVINE, Calif., November 8, 2023 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial results for the third quarter ended September 30, 2023 and provided a corporate strategic update.

Third Quarter 2023 and Subsequent Highlights

●In November, in response to continued pressure on the company’s revenue caused by the adoption of glucagon-like peptide 1 (GLP-1) receptor agonists, ReShape is reorganizing the company and has identified cost reductions, including a Reduction in Force (RIF), totaling approximately $8 million for 2024, alone, which will preserve cash and extend the company runway.
●In October, completed a public offering, raising $2.8 million in net proceeds. Combined with the cost reductions mentioned above, this will extend the company’s cash runway in 2024.
●In September, signed an exclusive, royalty-bearing license agreement with Biorad Medysis, Pvt. Ltd. (Biorad) to manufacture, commercialize and distribute the Obalon® Gastric Balloon System in India, Pakistan, Bangladesh, Nepal, Bhutan, Sri Lanka, and the Maldives. The license agreement provides $200,000 in upfront payments from Biorad to ReShape and ongoing license payments of 4% on gross sales of the Obalon Balloon System in these territories.
●In September, significantly strengthened the company’s patent portfolio related to its Obalon® Balloon System. Specifically, the U.S. Patent and Trademark Office (USPTO) granted one patent (No. 11,737,899) and provided a Notice of Allowance for two additional patents (patent applications 16/993,110 and 17/581,792), providing foundational protection.

“While the growing popularity of GLP-1 prescriptions for weight loss treatment has put pressure on several markets, including bariatrics, we believe that GLP-1 adoption is expanding the medical weight loss market by vastly reducing the stigma that often occurs around obesity and medical intervention. This has helped increase the number of people seeking medical attention for this disease, especially by those who have avoided surgery in the past,” stated Paul F. Hickey, President and Chief Executive Officer of ReShape Lifesciences®. “Given the growing body of evidence pointing to the fact that weight loss due to GLP-1 usage has limitations related to weight loss, co-morbidities, and accessibility, we believe that the market opportunity for the Lap-Band® will increase. From a continuum of care perspective, individuals with obesity are likely potential candidates for bariatric surgery as the next viable anatomy preserving weight loss treatment. To help secure our positioning and considering the sales headwinds from GLP-1 drugs, we have taken bold measures to revamp the organization and achieve cost cuts totaling approximately $8.0 million, representing over 40% reduction in operating expenses for 2024, alone. The changes are bold, necessary, and indicative of our commitment to our first growth pillar, which were established in late 2022. In point of fact, with these 2024 reductions, the company’s core operating expense reductions between 2022 and 2024 are estimated at $22 million, or 70%. These reductions will allow us to invest in our growth drivers and extend our cash runway. To that end, our lead generation program supported by AI marketing automation software is now proving to be cost effective for marketing outreach in markets with our Lap-Band surgeon advocates.”

Mr. Hickey continued, “There is much to look forward to as we move towards 2024 and we remain optimistic about the growth potential for the company. With that in mind, we are working to identify strategic merger and acquisition partnership alternatives to continue to scale ReShape. At the same time, we believe we are well positioned with our current U.S. Food and Drug Administration (FDA) approved Lap-Band® system, which provides a minimally invasive, long-term treatment for obesity and is a safer surgical alternative to more invasive and extreme surgical procedures. Importantly, we filed a Premarket Approval (PMA) supplement application with the FDA in June for the next-generation Lap-Band® 2.0 Flex and expect to receive approval from the FDA by year-end or early in 2024. We believe, based on surgeon feedback, that our Lap-Band 2.0 Flex will be a growth catalyst for the company’s Lap-Band® franchise, once approved. Also of note, in September we signed an exclusive agreement with Biorad to manufacture, commercialize and distribute the Obalon® Gastric Balloon System in the Indian subcontinent. This royalty-bearing agreement represents the first step towards reintroducing our patent protected, non-surgical, minimally invasive, Obalon® System to the global marketplace.”

Third Quarter and Nine months Ended September 30, 2023, Financial and Operating Results

Revenue totaled $2.2 million for the three months ended September 30, 2023, which represents a decrease of $0.6 million compared to the same period in 2022. Revenue totaled $6.7 million for the nine months ended September 30, 2023 a decrease of $1.4 million compared to the same period in 2022. The growing popularity of GLP-1 prescription drugs for weight loss treatment is the primary reason for a  decrease in sales volume in the U.S. and internationally. During the nine months ended September 30, 2023, the company focused on its new marketing strategies through targeted and AI supported digital media campaigns near bariatric surgical centers, while reducing costs and increasing efficiencies. The company expects that these efforts will come to fruition during the fourth quarter of 2023 and the beginning of 2024. The company’s continued focus on increasing demand for the Lap-Band® system and the recently launched three new sizes of calibration tubes are expected to positively impact revenues. Additionally, the company anticipates receiving FDA approval for the Lap-Band® 2.0 Flex later this year or early in 2024, followed by a U.S. product launch that should contribute to increased sales going forward.

Gross Profit for the three months ended September 30, 2023, was $1.3 million, compared to $2.1 million for the same period in 2022, a decrease of $0.8 million. Gross profit as a percentage of total revenue for the three months ended September 30, 2023, was 59.8% compared to 75.1% for the same period in 2022. Gross profit for the nine months ended

September 30, 2023 was $3.7 million, compared to $5.2 million for the same period in 2022, a decrease of $1.5 million. Gross profit as a percentage of total revenue for the nine months ended September 30, 2023, was 55.3% compared to 64.0% for the same period in 2022. The decrease in gross profit percentage is due to the decrease in sales volume, primarily related to GLP-1 drugs coming to market.

Sales and Marketing Expenses for the three months ended September 30, 2023, decreased by $0.8 million to $1.8 million, compared to $2.6 million for the same period in 2022. Sales and marketing expenses for the nine months ended September 30, 2023 decreased by $5.8 million to approximately $6.1 million compared to $11.9 million for the same period in 2022. The decrease of $0.8 million for the three months ended and $5.8 million for the nine months ended September 30, 2023 is primarily due to a decrease in advertising and marketing expenses of $0.7 million and $4.6 million for the three and nine months ended September 30, 2023, respectively, as the company has reevaluated its marketing approach and has moved to a targeted digital marketing campaign. Additionally there were  reductions in payroll expenditures due to changes in sales personnel, lower sales, lower commissions and travel expenses.

General and Administrative Expenses for the three months ended September 30, 2023, decreased by $1.7 million to approximately $2.1 million, compared to $3.8 million for the same period in 2022. General and administrative expenses for the nine months ended September 30, 2023, decreased by $4.3 million to approximately $8.7 million, compared to $13.0 million for the same period in 2022. The nine-month decrease is primarily due to the company recording $2.0 million in litigation settlement losses during the three months ended June 30, 2022. The decrease for both three and nine months is primarily due to a reduction in payroll-related expenses, including a reduction in stock-based compensation and personnel changes. There was a reduction in intangible asset amortization costs, as the company impaired the finite intangible assets during the fourth quarter of 2022, and the company also had a decrease in rent and insurance due to ending the lease of its former Carlsbad, CA location.

Research and Development Expenses for the three months ended September 30, 2023, remained consistent with the same period in 2022, with a slight decrease primarily in clinical trials and professional services. Research and development expenses for the nine months ended September 30, 2023, decreased by $0.5 million to $1.6 million, compared to $2.1 million for the same period in 2022. The decrease is primarily due to a decrease in payroll expenses.

Non-GAAP adjusted EBITDA loss was $2.9 million for the three months ended September 30, 2023, compared to a loss of $4.2 million for the same period last year.

Non-GAAP adjusted EBIDTA loss was $12.0 million for the nine months ended September 30, 2023, compared to a loss of $19.2 million for the same period last year.

Cash and Cash Equivalents as of September 30, 2023, were $1.5 million and the company remains debt free on its balance sheet. With these funds, and the $2.8 million in net proceeds from the October public offering, combined with the cost reductions mentioned above, this will extend the company’s cash runway in 2024.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 5:00 pm ET and will be joined by a member of ReShape’s Scientific Advisory Board, Caroline Apovian, M.D., Co-Director at the Center for Weight Management and Wellness in the Division of Endocrinology, Diabetes and Hypertension at Brigham and Women’s Hospital in Boston, MA, and a Professor of Medicine at Harvard Medical School.

To participate in the conference call please register with the following Registration Link, and dial-in details will be provided. Participants using this feature are requested to dial into the conference call fifteen minutes ahead of time to avoid delays.

An archived replay will also be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

About ReShape Lifesciences®

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® System provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. For more information, please visit www.reshapelifesciences.com.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about the company’s expectation that the market opportunity for Lap-Band will increase, the expected timing of the FDA review process for the Lap-Band® 2.0, the expected adoption of the Lap-Band® 2.0 by surgeons, and the expectation for increased revenue. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS
ReShape Lifesciences Investor Contact:
Thomas Stankovich
Chief Financial Officer
949-276-6042
ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(dollars in thousands; unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,449	$3,855
Restricted cash	100	100
Accounts and other receivables	2,153	2,180
Inventory	3,204	3,611
Prepaid expenses and other current assets	493	165
Total current assets	7,399	9,911
Property and equipment, net	70	698
Operating lease right-of-use assets	274	171
Deferred tax asset, net	55	56
Other intangible assets, net	—	260
Other assets	29	46
Total assets	$7,827	$11,142
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,462	$1,926
Accrued and other liabilities	2,734	5,040
Warranty liability, current	163	344
Operating lease liabilities, current	110	171
Total current liabilities	4,469	7,481
Operating lease liabilities, noncurrent	175	—
Common stock warrant liability	100	—
Total liabilities	4,744	7,481
Stockholders’ equity:
Preferred stock:
Series C convertible preferred stock	—	—
Common stock	3	1
Additional paid-in capital	637,050	627,935
Accumulated deficit	(633,876)	(624,187)
Accumulated other comprehensive loss	(94)	(88)
Total stockholders’ equity	3,083	3,661
Total liabilities and stockholders’ equity	$7,827	$11,142

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(dollars in thousands; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$2,155	$2,798	$6,696	$8,130
Cost of revenue	867	697	2,990	2,928
Gross profit	1,288	2,101	3,706	5,202
Operating expenses:
Sales and marketing	1,791	2,605	6,150	11,936
General and administrative	2,058	3,784	8,724	13,037
Research and development	542	583	1,576	2,075
Impairment of long-lived assets	777	7,429	777	7,429
(Gain) loss on disposal of assets, net	—	1	(33)	383
Total operating expenses	5,168	14,402	17,194	34,860
Operating loss	(3,880)	(12,301)	(13,488)	(29,658)
Other expense (income), net:
Interest income, net	(5)	(31)	(9)	(47)
Gain on changes in fair value of liability warrants	(412)	—	(3,850)	—
Loss on foreign currency exchange, net	68	279	47	467
Other	—	—	(8)	(9)
Loss before income tax provision	(3,531)	(12,549)	(9,668)	(30,069)
Income tax expense (benefit)	3	(363)	21	(324)
Net loss	$(3,534)	$(12,186)	$(9,689)	$(29,745)

The following table contains a reconciliation of GAAP net loss to non-GAAP net loss Adjusted EBITDA attributable to common stockholders for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net loss	$(3,534)	$(12,186)	$(9,689)	$(29,745)
Adjustments:
Interest income, net	(5)	(31)	(9)	(47)
Income tax expense (benefit)	3	(363)	21	(324)
Depreciation and amortization	50	543	147	1,638
Stock-based compensation expense	216	359	656	1,847
Impairment of long-lived assets	777	7,429	777	7,429
(Gain) loss on disposal of assets, net	—	1	(33)	—
Gain on changes in fair value of liability warrants	(412)	—	(3,850)	—
Adjusted EBITDA	$(2,905)	$(4,248)	$(11,980)	$(19,202)